Exhibit 99.1

Contact:	Steve Reichenbach
Chief Financial Officer
253-850-3500

FLOW INTERNATIONAL ANNOUNCES FISCAL 2005

THIRD QUARTER RESULTS

Company Experiences Strong Waterjet Sales Growth and Significant Debt Reduction

KENT, Wash., March 17, 2005 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today reported results for its fiscal 2005 third quarter ended January 31, 2005. On a consolidated basis, FLOW reported quarterly sales of $49.9 million and a net loss of $3.5 million or $0.22 diluted loss per share, including $239,000 in restructuring charges. For comparison, in the fiscal 2004 third quarter the Company reported revenues of $42.4 million and a net loss of $0.3 million or $0.02 per diluted loss per share, as restated, including $1.3 million in charges related to restructuring and financial consulting efforts. The Company recorded operating income of $946,000, including $239,000 in restructuring charges for the three months ended January 31, 2005 as compared to the prior year’s quarter operating loss of $216,000, as restated, including $1.3 million in restructuring and financial consulting costs. As previously announced, the Company has reviewed and reconciled certain historical inter-company transactions and made other corrections for the fiscal years ended April 30, 2004, 2003 and 2002, and all historical financial information for periods prior to April 30, 2004 discussed herein has been restated to reflect the impact of such corrections.

“With two years of aggressive restructuring nearly complete, we have come a long way towards returning our Company to financial health based on a solid core of well-run businesses,” said Stephen R. Light, FLOW’s President and Chief Executive Officer. “Our constant focus on cash flow has allowed us to further reduce our debt and continue to bring the balance sheet back to health. At the same time, our financials reflect the increasing strength of our operations. Our rejuvenated operations and successful restructuring have allowed us to re-capitalize the Company through our recently announced equity raise of $65 million, which we are in the process of closing now.”

For the nine months ended January 31, 2005, FLOW reported sales of $154.3 million and a net loss of $6.1 million or $0.39 diluted loss per share, including $862,000 in restructuring and financial consulting charges. For comparison, in the nine months ended January 31, 2004, FLOW reported revenues of $123.3 million and a net loss of $7.9 million or $0.52 diluted loss per share, as restated, including restructuring and financial consulting charges of $3.6 million. The Company recorded operating income of $5.2 million, including $862,000 in restructuring charges for the nine months ended January 31, 2005 as compared to an operating loss of $3.6 million, as restated, including $3.6 million in restructuring and financial consulting costs in the prior year.

Operations Review

FLOW Waterjet: For the fiscal 2005 third quarter, the Waterjet operations reported sales of $41.7 million and operating income of $1.7 million, which compares to revenues of $31.3 million and an operating loss of $2.0 million in the fiscal 2004 third quarter. Waterjet performed well across all reporting geographies, with $7.0 million of the $10.4 million increase in sales coming from the North America Waterjet segment. This domestic growth is largely a result of increased awareness of waterjet technology through marketing and tradeshow efforts, most notably the bi-annual International Manufacturing Technology Show in September 2004, as well as increased sales and technical service personnel and the addition of two machine tool distributors during the past year.

Within Waterjet during the fiscal 2005 third quarter and first nine months:

•	Total systems sales increased 45% to $29.4 million, with $6.3 million of the $9.1 million increase recognized domestically. For the nine-month period, system sales increased 39% or $24.4 million to $86.5 million, from $62.1 million in the comparable nine-months of fiscal 2004. Similar to the quarter, the majority of the growth, $18.1 million, was generated domestically. These increases were driven by strengthened demand in FLOW’s primary markets resulting from increased awareness of waterjet technology and continued improving economic conditions. The marketplace continues to increase its recognition of the accuracy, speed, and versatility advantages of the waterjet over conventional cutting technologies.

•	Sales of systems in Asia and Europe were $11.9 million and $14.5 million for the nine months ended January 31, 2005 and 2004 respectively, up a respective 35% and 19%. The Company is experiencing increased demand in Asia for shapecutting waterjet systems, as well as strengthened demand for cutting cell applications among automotive customers. Strong sales in Europe are a result of more aggressive pricing, improvements in standardized systems and delivery and a slowly strengthening European marketplace.

•	Consumables and spare parts revenues increased 12% during the quarter and 5% over the nine months, to $12.4 million and $37.6 million, respectively, with most of the increase from domestic sales. The growth in consumables is being driven by an increase in working hours of the installed systems and an increasing number of new systems operating in the marketplace, each of which requires consumables and spares. Consumables are also being driven by the Company’s proprietary productivity enhancing kits, improved parts availability, and by Flowparts.com.

Avure Technologies: For the fiscal 2005 third quarter, Avure recorded sales of $8.1 million and an operating loss of $785,000, compared to sales of $11.1 million and operating income of $1.8 million in the year-ago quarter, as restated. For the nine months, Avure sales were $30.2 million with operating income of $94,000, compared to sales of $25.4 million and an operating loss of $2.3 million over the prior nine months, as restated. Avure revenue is recorded on a percentage of completion basis.

Within Avure during the fiscal 2005 third quarter and first nine months:

•	General Press revenue during the fiscal 2005 third quarter was $5.7 million, compared to $6.3 million in the prior-year quarter. Over the nine months, General Press revenue increased to $21.3 million from $16.2 million in the prior nine months. All of this growth was experienced in North America and was the result of revenue recognized under two large contracts signed in fiscal 2004 and manufactured in fiscal 2005. Even as sales fluctuate due to the 1-4 year sales and production cycle, the Company continues to benefit from an overall increase in production.

•	The General Press operations, which consist of the North America Press and International Press segments, while profitable, are not considered core to the business and the Company intends to divest itself of them if presented with an acceptable offer. In January 2005, with the assistance of Danske Markets Inc., the Company began to market the General Press operations, with a confidential information memorandum. There can be no assurance that the Company will receive an acceptable offer.

•	Avure’s Fresher Under Pressure® food technology revenue decreased during the quarter to $2.4 million from $4.7 million in the prior-year period, and to $8.9 million from $9.2 million over nine months. The decrease is attributable to the timing of food systems production and the corresponding revenue recognition.

Debt Reduction

On February 22, 2005, the Company announced that it has entered into a Private Placement in Public Equity (“PIPE”) agreement with institutional investors for the private placement of approximately 17.5 million equity units of securities, each comprised of one share of common stock and a warrant to purchase one-tenth of a share of common stock, at a per-unit price of $3.72. The warrants are exercisable at $4.07 per share until 2010. The Company is in the process of closing the PIPE and expects gross proceeds of $65 million and net proceeds of over $59 million. Proceeds are expected to be collected within the next several days. Under terms of the PIPE agreement, the Company has 60 days from the date of close to file an initial Form S-1 registration of the shares and 180 days subsequent to close of the PIPE to have the Form S-1 go effective in order to avoid cash penalties.

Third Quarter Form 10-Q

As a result of our efforts devoted to completing the PIPE transaction, we require additional time to complete our Quarterly Report on Form 10-Q for the period ended January 31, 2005. Accordingly we intend to file a Form 12b-25 with the SEC requesting an extension of time for filing the Form 10-Q. We expect to file our report within the allotted extension.

Conference Call

Flow International will host a conference call today at 1:00 p.m. EST (10:00 a.m. PST) to discuss the results. A live Webcast of the call may be found in the investor section at www.flowcorp.com.

A Webcast replay of the call will also be available for two weeks.

About Flow International

FLOW provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the December 20, 2004 Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, PIPE proceeds are expected to be collected within the next several days; that the European market is strengthening; that we intend to file a Form 12b-25 with the SEC requesting an extension in time for filing the Form 10-Q and that we expect to file our report within the allotted extension. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

The Company is under no obligation, and does not intend, to update any of the forward looking statements in this press release.

Flow International Corporation

Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except per share data

	Three months ended January 31,			Nine months ended January 31,
	2005	2004	% Change	2005	2004	% Change
		(restated)			(restated)
Sales	$49,872	$42,382	18%	$154,321	$123,253	25%

Cost of sales	31,258	26,035	20%	99,557	77,870	28%

Gross margin	18,614	16,347	14%	54,764	45,383	21%

Operating expenses:
Marketing	8,541	6,459	32%	23,916	19,694	21%
Research and engineering	2,171	2,901	-25%	6,677	8,790	-24%
General and administrative	6,717	5,891	14%	18,149	16,844	8%
Financial consulting	—	654	-100%	623	1,851	-66%
Restructuring	239	658	-64%	239	1,763	-86%

Operating expenses	17,668	16,563	7%	49,604	48,942	1%

Operating income (loss)	946	(216)	NM	5,160	(3,559)	NM

Interest expense, net	(3,748)	(2,955)	-27%	(10,632)	(9,625)	-10%
Other income, net	(156)	4,195	-104%	1,064	6,816	-84%

Loss before taxes	(2,958)	1,024	NM	(4,408)	(6,368)	31%
Income tax provision	(543)	(1,345)	-60%	(1,707)	(2,075)	-18%

Loss before discontinued operations	(3,501)	(321)	NM	(6,115)	(8,443)	28%

Discontinued operations, net of tax	—	—	NM	—	526	-100%

Net loss	$(3,501)	$(321)	NM	$(6,115)	$(7,917)	23%

Loss per share:
Basic and diluted before discontinued operations	$(0.22)	$(0.02)	NM	$(0.39)	$(0.55)	29%
Basic and diluted	$(0.22)	$(0.02)	NM	$(0.39)	$(0.52)	25%

Weighted average shares outstanding (000):
Basic	15,950	15,359		15,847	15,359
Diluted	15,950	15,359		15,847	15,359

NM = not meaningful

Flow International Corporation

Statement of Operations

Operations Breakdown

(Unaudited)

Dollars in thousands, except per share data

	Three Months ended January 31, 2005			Three Months ended January 31, 2004
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
					(restated)	(restated)
Sales	$41,750	$8,122	$49,872	$31,329	$11,053	$42,382
Cost of sales	26,073	5,185	31,258	19,915	6,120	26,035

Gross margin	15,677	2,937	18,614	11,414	4,933	16,347
Operating expenses	13,946	3,722	17,668	13,418	3,145	16,563

Operating income (loss)	1,731	(785)	946	(2,004)	1,788	(216)

	Nine Months ended January 31, 2005			Nine Months ended January 31, 2004
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
					(restated)	(restated)
Sales	$124,136	$30,185	$154,321	$97,859	$25,394	$123,253
Cost of sales	79,296	20,261	99,557	62,034	15,836	77,870

Gross margin	44,840	9,924	54,764	35,825	9,558	45,383
Operating expenses	39,774	9,830	49,604	37,071	11,871	48,942

Operating income (loss)	5,066	94	5,160	(1,246)	(2,313)	(3,559)

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended January 31,			Nine months ended January 31,
	2005	2004	% Change	2005	2004	% Change
Divisional revenue breakdown:
Flow Waterjet Systems:
Systems	$29,367	$20,244	45%	$86,541	$62,091	39%
Consumable parts and services	12,383	11,085	12%	37,595	35,768	5%

Total	41,750	31,329	33%	124,136	97,859	27%
Avure Technologies
Fresher Under Pressure	2,429	4,750	-49%	8,881	9,160	-3%
General Press	5,693	6,303	-10%	21,304	16,234	31%

Total	8,122	11,053	-27%	30,185	25,394	19%

	$49,872	$42,382	18%	$154,321	$123,253	25%

Geographic revenue breakdown:
United States	$28,981	$22,964	26%	$90,230	$64,463	40%
Rest of Americas	4,295	3,409	26%	13,900	13,166	6%
Europe	10,719	11,009	-3%	31,510	30,414	4%
Asia	5,877	5,000	18%	18,681	15,210	23%

	$49,872	$42,382	18%	$154,321	$123,253	25%

Depreciation and amortization expense	$1,408	$1,584	-11%	$3,954	$4,817	-18%

Capital spending	$315	$1,125	-72%	$761	$5,009	-85%

Flow International Corporation
Preliminary Condensed Balance Sheet Data
Dollars in thousands

	January 31, 2005	April 30, 2004	% Change

		(restated)
Cash, including short-term restricted cash	$12,839	$12,835	0%
Receivables, net	41,088	44,860	-8%
Inventories	29,584	26,384	12%
Total current assets	92,575	90,611	2%
Total assets	136,226	135,071	1%

Total debt	$72,400	$86,808	-17%
Total liabilities	145,671	142,263	2%
Total shareholders’ deficit	(11,958)	(9,552)	-25%